Exhibit 10.6

EXECUTION VERSION

SUBLEASE

THIS SUBLEASE (“Sublease”), dated as of September 17, 2019, is made by and between CELLULAR RESEARCH, INC., a Delaware corporation (a wholly owned subsidiary of Becton, Dickinson and Company, a New Jersey corporation) (“Sublessor”) and SIGHT SCIENCES, INC., a Delaware corporation (“Sublessee”) (Sublessor and Sublessee, collectively the “Parties,” or individually a “Party”). This Sublease is and shall at all times be subject and subordinate to that certain Multi-Tenant Space Lease, dated as of July 15, 2015 (the “Master Lease”), by and between Sublessor, as tenant, and Deerfield Campbell, LLC, a California limited liability company (the “Master Lessor”), as landlord. A true and correct copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Lease.

1.    Basic Provisions (“Basic Provisions”)

1.1    Premises: The “Premises” consist of certain portions of that certain real property commonly known as 4040 Campbell Avenue, Menlo Park, located in the County of San Mateo, State of California, comprising approximately 10,823 rentable square feet and known as Suites 100 and 120. “Sublessee’s Percentage Share” is 26.09%. A diagram of the Premises is attached hereto as Exhibit B.

1.2    Term: The term of this Sublease shall commence on the later to occur of (i) October 1, 2019 or (ii) the date upon which a fully-executed consent to sublease by Master Lessor is received and the Premises are delivered to Sublessee (“Commencement Date”) and shall end on July 31, 2021 (“Expiration Date”).

1.3    Sublessor Early Termination Right: Sublessor shall have the right to terminate this sublease effective on April 30, 2021 (“Termination Date”), upon providing written notice to Sublessee on or before January 31, 2021. Failure to vacate by the Termination Date will cause penalties under Paragraph 15.2 of the Master Lease and Sublessee shall be fully responsible for payment of such penalties.

1.4    Base Rent: The base rent hereunder shall be $43,292.00 (equal to $4.00 per square foot per month) (the “Base Rent”), increasing by three percent (3%) annually commencing upon the first year anniversary of the Commencement Date.

1.5    Additional Rent. Sublessee shall pay Sublessee’s Percentage Share of Real Property Taxes, Landlord’s Real Property Insurance, Common Operating Expenses and Management Fee (together with all other monetary obligations of Sublessee due under this Sublease “Additional Rent”) as provided in Section 3.2 of the Master Lease (but expressly excluding Subsections (4) and (6) thereof to the extent such costs arise from Sublessor’s actions or omissions) in lieu of (and not in additional to) Tenant’s Allocated Share of Additional Rent due under the Master Lease. The initial estimated Additional Rent for calendar year 2019 shall be $9,037.21 per month, not including Pacific Gas and Electric costs.

1.6    First Month’s Rent and Security Deposit: Simultaneously with the execution of this Sublease, Sublessee shall deliver to Sublessor $182,205.21 in immediately available funds. Such amount is comprised of the sum of the following: $52,329.21 (representing the Base Rent plus the estimated Additional Rent for the first full month of the Sublease Term), PLUS $129,876.00 (the Security Deposit”, which is equal to three (3) months of the Base Rent).

EXECUTION VERSION

2.    Premises.

2.1    Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, subject to the Master Lease, the Premises for the term, at the rental, and upon all of the terms covenants and conditions set forth in this Sublease. Unless otherwise provided herein, any statement of size set forth in this Sublease, or that may have been used in calculating rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. Sublessee is advised to verify the actual size prior to executing this Sublease.

2.2    Condition. Sublessor shall deliver the Premises to Sublessee broom clean and free of debris on the Commencement Date. Sublessor agrees to coordinate with Master Lessor to ensure the building systems are in good operating condition.

2.3    Compliance. Sublessor makes no representation or warranty regarding the compliance of any improvements, alterations or utility installations made or installed by or on behalf of Sublessor and/or Master Lessor to or on the Premises with applicable covenants or restrictions of record and applicable building codes, regulations and ordinances (“Applicable Requirements”) in effect on the date that they were made or installed. Sublessor makes no warranty as to the use to which Sublessee will put the Premises or to modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Sublessee’s use. Sublessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Sublessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed.

2.4    Acknowledgements. Sublessee acknowledges that: (a) it has been advised by Sublessor to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, heating, ventilating and air condition systems (“HVAC”) and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee’s intended use, (b) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Sublessor, nor Sublessor’s agents, have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

2.5    Americans with Disabilities Act. In the event that as a result of Sublessee’s specific use of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction of installation of improvements in or to the Premises, or applicable building, project and/or common areas, the Parties agree that such modifications, construction or improvements shall be made at Master Lessor’s expense pursuant to the Master Lease or, if not so required by the Master Lessor, at Sublessee’s expense to the extent required under the Master Lease. Sublessor shall have no obligation in this regard.

EXECUTION VERSION

3.    Possession.

3.1    Early Possession. Sublessor agreed to tender possession of the Premises to Sublessee on the date all the following are satisfied: (i) Sublessee’s delivery of $182,205.21 to Sublessor in immediately available funds as set forth in Section 1.6; (ii) Sublessee’s delivery of evidence of insurance; and (iii) Sublessor’s receipt of Master Lessor’s written consent to this Sublease

3.2    Delay in Commencement. If the Commencement Date has not occurred by November 1, 2019, then Sublessee may terminate this Sublease upon written notice to Sublessor and, upon receipt of such notice, Sublessor shall return any prepaid Rent and Security Deposit to Sublessee.

3.3    Approval of Master Lessor. This Sublease is conditioned upon, and shall not take effect until Sublessor received written consent of the Master Lessor. If such consent has not been received by November 1, 2019, then Sublessee may terminate this Sublease upon written notice to Sublessor and, upon receipt of such notice, Sublessor shall return any prepaid Rent and Security Deposit to Sublessee. A copy of the executed Consent of Master Lessor shall be attached to this Sublease.

3.4    Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Commencement Date, notwithstanding Sublessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Sublessee is required to perform any other conditions prior to or concurrent with the Commencement Date pursuant to the express provisions of this Sublease, the Commencement Date shall occur but Sublessor may elect to withhold possession until such conditions are satisfied.

4.    Rent. The Base Rent plus the estimated Additional Rent shall be due and payable on the first day of each month. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease are deemed to be rent (“Rent”). Rent shall be made payable to: Becton, Dickinson and Company in lawful money of the United States and sent to: Nancy Chipman, Becton, Dickinson and Company, 2350 Qume Drive, San Jose, CA 95131 (XXX@bd.com) or to such other persons or at such other places as Sublessor may designate in writing.

5.    Agreed Use. The Premises shall be used and occupied only for a Permitted Use under the Master Lease, and other lawful uses reasonably related thereto, and for no other purpose.

6.    Master Lease.

6.1    Applicability of Master Lease. The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease as between Sublessor and Sublessee. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean the Sublessor herein (except for those services and repairs to be provided by Master Lessor which shall remain the responsibility of Master Lessor) and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean the Sublessee herein.

EXECUTION VERSION

6.2    Assumption of Obligations under Master Lease. During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor as tenant under the Master Lease applicable to the Premises except for the following provisions which are excluded therefrom for purposes of Sublessee’s obligations: Sections 1.1, 1.2, 1.4, 1.6, 1.7, 1.8, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 3.1, 3.2(4), 3.2(6), 3.3, 3.5, 3.6.1, 15.1 (but only as related to obligations to remove Leasehold Improvements, or personal property or Trade Fixtures owned by Sublessor or any alterations, Leasehold Improvements, cabling, wiring, hazardous materials, or signs existing as of the Commencement Date) 18.9, 20.1, 21.1, 22.1, and 23.1. The obligations that Sublessee has so assumed are hereinafter referred to as the “Sublessee’s Assumed Obligations.” The obligations that Sublessee has not so assumed, together with all of Sublessor’s obligations under the entire Master Lease, with no exclusions, as applied to the Leased Premises (as defined in the Master Lease) not leased by Sublessee pursuant to this Sublease, are hereinafter referred to as the “Sublessor’s Remaining Obligations.”

6.3    Indemnity by Sublessee. Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorney’s fees, arising out of (a) Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations, and/or (b) Sublessee’s use and occupancy of the Building.

6.4    Obligations of Sublessor under Master Lease. Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform or cause to be performed Sublessor’s Remaining Obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of (i) Sublessor’s failure to comply with or perform Sublessor’s Remaining Obligations or (ii) Sublessor’s use and occupancy of the Building or breach of this Sublease. Sublessor represents to Sublessee that (a) the Master Lease is in full force and effect, (b) a complete copy of the Master Lease is attached as Exhibit A hereto, (c) the Master Lease has not been amended or modified and no provisions have been expressly waived, except as set forth in Exhibit A, and (d) that no default exists on the part of any party to the Master Lease. Sublessor shall use commercially reasonable efforts to cause the Master Lessor to perform its obligations under the Master Lease and shall cooperate with Sublessee in its efforts to obtain such performance. In the event Sublessor obtains a diminution or abatement of rent pursuant to the Master Lease attributable in part to the Premises or Sublessee’s use or occupation thereof, Sublessee shall receive a pro rata abatement of rent equal to the rentable square feet of the Premises divided by the rentable square feet of the Leased Premises (as defined in the Master Lease), multiplied by the total amount of such abatement or diminution or, if such diminution or abatement is attributable solely to the Premises, Sublessee shall receive a rental abatement equal to such abatement or diminution. Sublessor agrees it will not amend or terminate the Master Lease which may adversely affect Sublessee’s rights hereunder, without Sublessee’s prior written consent (which consent Sublessee agrees it will not unreasonably withhold, condition or delay).

EXECUTION VERSION

7.    Representations and Indemnities of Broker Relationships. With the exception only of Jones Lang LaSalle (Conor Flannery and Grant Dettmer) (“JLL”), acting as agent for Sublessee, and Colliers International (Greg Galasso), acting as agent for Sublessor, the Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with this Sublease, and that, except as otherwise set forth herein, no one is entitled to any commission or finder’s fee in connection herewith. Sublessor shall pay Colliers International who will, in turn pay JLL a standard market commission in accordance with the current listing agreement between Colliers International and Sublessor. Sublessee and Sublessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

8.    Attorney’s Fees. If any Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the substantially prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. In addition, Sublessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default or resulting breach.

9.    No Prior or Other Agreements. This Sublease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

10.    Furnishings. Sublessor agrees to deliver the Premises to Sublessee with all property, machinery, equipment and furnishings depicted on Exhibit B (the “Assets”) in their “AS IS and “WHERE IS” condition. The Assets consists of certain property, machinery, equipment and furnishings owned by (i) Master Lessor (the “Deerfield Assets”) and (ii) Sublessor (the “Cellular Assets”). On or before the Commencement Date, Sublessor and Master Lessor will enter into a Bill of Sale transferring all Cellular Assets to Master Lessor.

11.    Parking. Sublessee shall have the non-exclusive right to use no more than Sublessee’s Percentage Share of parking spaces within the Common Area (subject to the limitations in Section 4.6 of the Master Lease).

12.    Signage. Sublessee shall have the right to install its pro rata space of lobby and door signage in compliance with Master Lease upon Master Lessor’s prior approval. Sublessee shall have no obligation to remove Sublessor’s, or any other tenant or subtenant’s, signage.

[Signatures on following page.]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Sublease as of the date first written above.

SUBLESSEE:	SUBLESSOR:

SIGHT SCIENCES, INC.	CELLULAR RESEARCH, INC.

/s/ Jesse Selnick	/s/ Gary DeFazio
Name: Jesse Selnick	Name: Gary DeFazio
Title: CFO	Title: Vice President/Secretary

EXECUTION VERSION

CONSENT OF MASTER LESSOR

[Intentionally Omitted]

EXECUTION VERSION

EXHIBIT A

MASTER LEASE

[Intentionally Omitted]

EXECUTION VERSION

EXHIBIT B

DIAGRAM OF PREMISES

[Intentionally Omitted]